Exhibit 99.1

Pope Resources Reports Second Quarter Net Income of $1.7 Million

POULSBO, Wash.--(BUSINESS WIRE)--Pope Resources (Nasdaq:POPE) reported net income of $1.7 million, or $0.36 per diluted ownership unit, on revenues of $11.3 million for the second quarter ended June 30, 2008. This compares to net income of $4.8 million, or $1.01 per diluted ownership unit, on revenues of $15.3 million for the comparable period in 2007.

Net income for the six months ended June 30, 2008 totaled $2.6 million, or $0.55 per diluted ownership unit, on revenues of $17.6 million. Net income for the corresponding period in 2007 totaled $5.7 million, or $1.19 per diluted ownership unit, on revenues of $22.1 million.

Cash flows provided by operations for the quarter ended June 30, 2008 were $5.1 million, compared to $7.7 million for the second quarter of 2007. For the six months ended June 30, 2008, cash flow from operations was $5.6 million, compared to $6.9 million for year-to-date 2007 results.

“Quarterly and year-to-date results as of June 30, 2008 are down significantly compared to 2007 performance due to deteriorating market conditions for both our Fee Timber and Real Estate segments as well as the decision to reduce our planned harvest by 33% this year,” said David L. Nunes, President and CEO. “Notwithstanding the current market conditions, which we believe will extend well into 2009, we continue to focus on creating long-term value by investing in our real estate portfolio and deferring a significant proportion of our income by reducing our harvest below long-term sustainable harvest levels.”

Operating income in the second quarter for Fee Timber declined 60%, from $7.3 million in 2007 to $2.9 million in 2008. This drop was driven primarily by a 36% reduction in our harvest volume, from 23 million board feet (MMBF) in 2007 to 14 MMBF in 2008, and a 20% decline in average realized log price, from $626 per thousand board feet (MBF) in 2007 to $501 per MBF in 2008. A portion of this reduction in average realized log price is a result of an effort to shift a greater proportion of our harvest into stands with a higher mix of lower-valued pulpwood. While average pulpwood log prices decreased by only 8% during the quarter, having a higher mix of pulpwood pulled down the overall average realized log price.

For the first six months of 2008, Fee Timber operating income declined 46%, from $9.7 million in 2007 to $5.2 million in 2008. This decline was driven by the compound effect of a 27% drop in harvest volumes, from 33 MMBF in 2007 to 24 MMBF in 2008, together with a 16% decrease in average realized log price, which dropped from $611 per MBF in 2007 to $516 per MBF in 2008. Through the first half of 2008, we harvested 65% of our planned annual harvest volume, compared to the first half of 2007, when we harvested 59% of the total annual harvest volume. Because management believes that downside risk for market conditions is greater than any upside potential in coming months, we continued our recent practice of front-loading our harvest volume into the first half of the year, with the result that quarterly harvest volumes for the remainder of 2008 will be lower in relation both to the first two quarters and to corresponding periods of 2007.

Our Timberland Management & Consulting segment posted an operating loss of $309,000 for the six months ended June 30, 2008, which was comparable to the $300,000 operating loss for the same period in 2007. These losses reflect the start up mode of our timber fund business activities.

The operating loss for our Real Estate segment for the first six months of the year improved by $317,000 due to a modest increase in raw land sales. Year-to-date operating losses for this segment were $706,000 for 2008 as compared to just over $1.0 million in 2007. Losses in both periods reflect the absence of significant property sales.

General & Administrative expenses for the first six months of 2008 were $837,000 lower compared to the prior year primarily because of professional service fees incurred in 2007 that did not recur in the current year.

As of June 30, 2008 Pope Resources held AAA-rated Student Loan Auction Rate Securities (“SLARS”) with a par value of $15.7 million. This amount is $1.2 million less than our SLARS position at March 31, 2008, with the reduction due to redemptions by issuers at par value during the second quarter. SLARS are collateralized long-term debt instruments that for years have provided liquidity through a Dutch auction process. However, in February 2008 these auctions failed, resulting in a loss of liquidity for holders of these securities. In light of these auction failures, management determined it is sufficiently uncertain that these securities will be settled in cash within one year and, as a result, we have reclassified these investments on our balance sheet from current to long-term, with the exception of $1.1 million that is expected to be redeemed by its issuer in July at par plus accrued interest. We have recorded our estimate of the impairment of these securities to accumulated other comprehensive loss, which is a component of partners’ capital, in the amount of $1.2 million, which we believe to be temporary in light of the issuers continuing to pay amounts due under the debt instruments and our intent and ability to hold these securities until we can recover our cost basis.

The financial schedules attached to this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage over 400,000 acres of timberland and development property in Washington and Oregon. In addition, we provide forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include conditions in the housing construction and wood-products markets that affect demand for our products; factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property; labor, equipment and transportation costs that affect our net income; and our ability to discover and to accurately estimate liabilities associated with our properties. Other factors are set forth in that part of our Annual Report on Form 10-K entitled "Risk Factors." Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Pope Resources, A Delaware Limited Partnership
Unaudited

CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(all amounts in $000's, except per unit amounts)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Revenues	$11,252	$15,326	$17,592	$22,113
Costs and expenses:
Cost of sales	(6,289)	(6,294)	(8,968)	(9,131)
Operating expenses	(3,348)	(4,080)	(6,304)	(7,342)
Operating income	1,615	4,952	2,320	5,640
Interest, net	(77)	18	(8)	27
Income before income taxes and minority interest	1,538	4,970	2,312	5,667
Income tax expense	-	(10)	(57)	(17)
Income before minority interest	1,538	4,960	2,255	5,650
Minority interest	145	(145)	369	19
Net income	$1,683	$4,815	$2,624	$5,669

Average units outstanding - Basic	4,583	4,685	4,601	4,675
Average units outstanding - Diluted	4,707	4,786	4,728	4,776

Basic net income per unit	$0.37	$1.03	$0.57	$1.21
Diluted net income per unit	$0.36	$1.01	$0.55	$1.19
CONSOLIDATED BALANCE SHEETS
(all amounts in $000's)

	30-Jun-08	31-Dec-07
Assets:
Cash and cash equivalents	$11,553	$2,174
Auction rate securities, current	1,050	30,775
Other current assets	3,479	2,095
Roads and timber	93,446	94,635
Properties and equipment	45,527	47,054
Auction rate securities, long term	13,496	-
Other assets	1,397	2,592
Total	$169,948	$179,325
Liabilities and partners' capital:
Current liabilities	$3,922	$5,451
Long-term debt, excluding current portion	28,094	29,385
Other long-term liabilities	1,970	2,042
Total liabilities	33,986	36,878
Minority interest-ORM Timber Fund I, LP	44,644	45,803
Partners' capital	92,472	96,644
Accumulated other comprehensive loss	(1,154)	-
Total	$169,948	$179,325

RECONCILIATION BETWEEN NET INCOME AND CASH FLOWS FROM OPERATIONS
(all amounts in $000's)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Net income	$1,683	$4,815	$2,624	$5,669
Added back:
Depletion	1,083	2,038	1,738	2,749
Timber depletion on HBU sale	-	-	126	-
Depreciation and amortization	197	197	385	399
Other non-cash additions	(178)	87	(26)	373
Cost of land sold	2,344	14	2,517	46
	$5,129	$7,151	$7,364	$9,236

Change in working capital balances	13	567	(1,725)	(2,329)
Cash flows provided by (used in) operations	$5,142	$7,718	$5,639	$6,907

	SEGMENT INFORMATION
	(all amounts in $000's)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Revenues:
Pope Resources	$7,341	$13,085	$12,793	$19,259
ORM Timber Fund I, LP	2,747	1,529	2,855	1,547
Total Fee Timber	10,088	14,614	15,648	20,806
Timberland Management & Consulting (TM&C)	254	356	478	708
Real Estate	910	356	1,466	599
Total	11,252	15,326	17,592	22,113
Operating income/(loss):
Pope Resources	2,933	6,854	5,285	9,273
ORM Timber Fund I, LP	15	435	(56)	421
Total Fee Timber	2,948	7,289	5,229	9,694
TM&C	(111)	(169)	(309)	(300)
Real Estate	(206)	(462)	(706)	(1,023)
General & administrative	(1,016)	(1,706)	(1,894)	(2,731)
Total	$1,615	$4,952	$2,320	$5,640

	SELECTED STATISTICS

	Three months ended		Six months ended
	30-Jun-08	30-Jun-07	30-Jun-08	30-Jun-07
Log sale volumes (thousand board feet):
Sawlogs
Douglas-fir	8,928	15,991	16,129	23,106
Whitewood	1,230	2,922	1,742	3,713
Cedar	392	575	460	635
Hardwood	451	878	652	1,007
Pulp
All species	3,461	2,241	4,987	4,185
Total	14,462	22,607	23,970	32,646

Average price realizations (per thousand board feet):
Sawlogs
Douglas-fir	525	638	546	630
Whitewood	416	477	432	480
Cedar	1,222	1,333	1,227	1,320
Hardwood	671	945	661	910
Pulp
All species	366	398	363	430
Overall	501	626	516	611

Owned timber acres	114,000	140,000	114,000	140,000
Acres under management	291,000	293,000	291,000	293,000
Capital expenditures ($000's)	$301	$3,101	$2,286	$4,410
Depletion ($000's)	1,083	2,038	1,864	2,749
Depreciation ($000's)	197	197	385	399
Debt to total capitalization	24%	25%	24%	25%

QUARTER TO QUARTER COMPARISONS
(Amounts in $000's except per unit data)

	Q2 2008 vs. Q2 2007	Q2 2008 vs. Q1 2008

	Total	Total

Net income:
2nd Quarter 2008	$1,683	$1,683
1st Quarter 2008		941
2nd Quarter 2007	4,815
Variance	$(3,132)	$742

Detail of earnings variance:
Fee Timber
Log price realizations (A)	$(1,787)	$(529)
Log volumes (B)	(5,091)	2,665
Depletion	955	(428)
Production costs	1,392	(1,136)
Other Fee Timber	190	95
Timberland Management & Consulting
Management fee changes	(11)	(17)
Other Timberland Mgmnt & Consulting	69	104
Real Estate
Land sales	373	441
Depletion	-	126
Other Real Estate	(117)	(273)
General & administrative costs	690	(138)
Interest expense	78	31
Other (taxes, minority int., interest inc.)	127	(199)
Total change in earnings	$(3,132)	$742

(A)	Price variance calculated by extending the change in average realized price by current period volume.

(B)	Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.

CONTACT:
Pope Resources
Tom Ringo, VP & CFO, 360-697-6626
Fax 360-697-1156